Exhibit 10.1

Amended and Restated Employment Agreement

by and between Immunomedics, Inc. and

Dr. David M. Goldenberg

Dated as of June 28, 2007

Effective July 1, 2007

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“this Agreement”) is made and entered into as of June 28, 2007 and effective July 1, 2007, by and between IMMUNOMEDICS, INC., a Delaware corporation with its principal office and place of business in Morris Plains, New Jersey (“Immunomedics” or the “Company”) and DR. DAVID M. GOLDENBERG, an individual (“Dr. Goldenberg”).

PREMISES

WHEREAS, Dr. Goldenberg founded Immunomedics in 1982 and continuously since that time, has served as the Chair of its Board of Directors, as an executive of the Company, and as a significant shareholder of the Company; and

WHEREAS, Dr. Goldenberg invented and developed virtually all of the technology, and obtained the patents, on which Immunomedics’ business is based; and

WHEREAS, Immunomedics and Dr. Goldenberg entered into an Employment Agreement dated as of the 15th day of May, 1983 (the “Initial Agreement”), which the parties amended in 1998 and in 2003 (collectively, the “Amended Agreements”); and

WHEREAS, the parties reached agreement on the terms of this Agreement, to modify and replace the Amended Agreements in their entirety;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties, intending to be legally bound, agree to amend and restate the Amended Agreements, and incorporate them in their entirety into this Agreement, as follows:

1. Employment. Immunomedics agrees to continue the employment of Dr. Goldenberg, and Dr. Goldenberg accepts such continued employment, upon the terms and conditions set forth in this Agreement.

2. Term. Unless earlier terminated by either party pursuant to Section 10, this Agreement will continue for a four (4) year period following the effective date of this Agreement (through June 30, 2011) (the “Initial Term”). This Agreement automatically shall renew for additional one (1) year periods following the end of the Initial Term or any additional one (1) year period, unless either party gives written notice to the other party at least ninety (90) days prior to the end of the Initial Term, or unless terminated earlier pursuant to Section 10 of this Agreement. For purposes of this Agreement, “Term of this Agreement” is defined to include both the Initial Term and any renewal periods collectively. For purposes of this Agreement, “Contract Year” is defined as a period of twelve (12) consecutive calendar months beginning on the Effective Date of this Agreement, or any anniversary thereof, and ending on the last day of the twelfth month thereafter. For purposes of this Agreement, “Term of Employment” shall mean the length of Dr. Goldenberg’s total employment from original hire through the end of the Initial Term, plus any renewal periods within the Term of this Agreement, or through the date of termination if this Agreement is terminated during the Initial Term pursuant to Section 10.

3. Duties.

(a) Description. Throughout the Term of this Agreement, Dr. Goldenberg shall serve as Chief Scientific Officer and Chief Medical Officer of Immunomedics and shall perform such duties in these roles, which are commensurate with Dr. Goldenberg’s expertise, experience, roles fulfilled within the Company, and professional standing and the needs of the Company from time to time, as the Board of Directors of Immunomedics (the “Board”), in consultation with Dr. Goldenberg, may determine from time to time. The Board may assign specific duties to Dr. Goldenberg after a review of Immunomedics’ needs. Dr. Goldenberg will report directly to the Chief Executive Officer, and will continue to be accountable directly to the Board throughout the Term of this Agreement.

Immunomedics reserves the right, subject to Section 10(f) below, to modify, but not diminish, the nature and scope of Dr. Goldenberg’s duties to meet the Company’s changing needs, provided that such duties and level of authority shall remain commensurate with Dr. Goldenberg’s expertise, experience and professional standing. If elected to such positions, Dr. Goldenberg may serve as a member of the Board, and as an executive officer and director of any subsidiary or affiliate of or successor to Immunomedics and, in the Board’s discretion, may be paid additional, reasonable compensation for such services.

(b) Best Efforts. Throughout the Term of this Agreement, Dr. Goldenberg shall faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties contemplated by this Agreement and in accordance with his fiduciary duties as an officer and director of the Company. In the course of performing such duties, Dr. Goldenberg shall cooperate fully, to the best of his ability, with the Board and all officers, agents and employees of Immunomedics in all matters connected with the business of Immunomedics.

(c) Extent of Duties. Dr. Goldenberg shall devote such time to Immunomedics as is reasonably necessary to fulfill the duties contemplated by this Agreement. Notwithstanding any language to the contrary, Immunomedics acknowledges and authorizes Dr. Goldenberg to perform the following roles and to dedicate the time necessary to perform such roles, the scope of which Immunomedics acknowledges and agrees does not materially interfere with his performance of duties directly for Immunomedics:

(i) To serve as a member of the Board of Trustees of and to be employed (including without limitation as the President and/or Chief Executive Officer) by the Center for Molecular Medicine and Immunology (a/k/a Garden State Cancer Center) or any of its subsidiaries, affiliates, successors or any non-profit substitute entity (collectively the “Center”), provided, that any such subsidiary, affiliate, successor or non-profit substitute entity agrees to undertake all of the obligations of the Center pursuant to any existing or future license, proprietary rights or other equivalent agreement between Immunomedics and the Center.

(ii) To serve as a member of the Board of Directors of and to be employed (including without limitation as an executive officer) by the Company’s majority-owned subsidiary, IBC Pharmaceuticals, Inc. (“IBC”).

Immunomedics acknowledges that Dr. Goldenberg shall be entitled to spend such time as is necessary to fulfill his duties for the Center and IBC, provided that such duties do not materially interfere with his ability to perform any of his obligations under this Agreement. Such activity on behalf of the Center, and his activity on behalf of IBC to the extent consistent with the provisions hereof, shall not be deemed a breach of this Agreement. Any salary, fees or other income paid by the Center and IBC to Dr. Goldenberg in his respective capacity in each such entity shall be the property of Dr. Goldenberg and shall not diminish the compensation due him hereunder.

4.1. Compensation.

(a) Base Salary. In consideration for services rendered by Dr. Goldenberg pursuant to this Agreement, Immunomedics will pay Dr. Goldenberg a base salary at the rate of Five Hundred Thousand Dollars ($500,000.00) per Contract Year, payable in accordance with the Company’s regular payroll procedures (the “Base Salary”). The Board or the Compensation Committee of the Board (the “Compensation Committee”) may review Dr. Goldenberg’s Base Salary annually for appropriate increases, pursuant to the Company’s standard performance review policies for senior level executives.

(b) Annual Bonus. Throughout the Term of this Agreement, Dr. Goldenberg will be eligible to participate in the Company’s incentive compensation plan for senior level executives (the “Incentive Plan”) in accordance with the terms of the Incentive Plan. The Company reserves the right to amend or rescind its Incentive Plan at any time in its discretion, but will provide Dr. Goldenberg written notice of any changes at the same time and in the same manner as other Incentive Plan participants as may be required by law or regulation. In connection with his participation in the Incentive Plan, Dr. Goldenberg will be eligible to receive an annual discretionary bonus, as determined by the Compensation Committee, based on its assessment of Dr. Goldenberg’s individual performance and the Company’s overall performance. Dr. Goldenberg’s Annual Bonus Target is 30% of Base Salary, with a potential Bonus ranging from 0 to 150% of the Annual Bonus Target, conditional upon his achievement of performance goals as the Compensation Committee may establish and determine. The Compensation Committee will determine the amount of Dr. Goldenberg’s discretionary annual bonus, if any, as of the end of each fiscal year during the Term of this Agreement, and shall pay such Bonus as soon as practicable after such determination, but in no event later than 2.5 months after the end of each fiscal year, subject to the termination provisions contained in Section 10 of this Agreement.

(c) Equity Compensation. Throughout the Term of this Agreement, Dr. Goldenberg is eligible to receive awards pursuant to the Company’s 2006 Stock Incentive Plan or any successor equity compensation plan of the Company, in amounts as determined by the Compensation Committee. Awards granted to Dr. Goldenberg, if any, will be subject to the provisions of the Company’s 2006 Stock Incentive Plan (including any amendments and/or successor equity plan(s) of the Company), as well as any separate option agreement, restricted stock purchase agreement or stock award agreement between Dr. Goldenberg and the Company, which states the terms and conditions of each such award (e.g., exercise price, expiration date, vesting schedule or stock options, and any restricted period and\or other restrictions such as performance objectives relating to stock awards).

Nothing in this section shall impact or affect any equity compensation awards Dr. Goldenberg may have received at any earlier time during his Term of Employment.

4.2. Additional Incentive Compensation. In recognition of Dr. Goldenberg’s past and future integral involvement in and contribution to all aspects of Immunomedics’ scientific and creative activities, and in consideration for his agreement to forego his right set forth in the Amended Agreements to develop or dispose of Undeveloped Assets, the Company shall make the following payments to Dr. Goldenberg as additional incentive compensation (“Additional Incentive Compensation”).

(a) The Additional Incentive Compensation payments to which Dr. Goldenberg is entitled include:

(i) Transactional Payments; Net Revenue Payments. With respect to any fiscal year during the Term of the Agreement in which Immunomedics records an annual net loss (determined by Immunomedics in a manner consistent with generally accepted accounting principles (“GAAP”) for the entire fiscal year as audited by Immunomedics’ independent registered public accounting firm), Immunomedics will pay to Dr. Goldenberg a sum equal to three quarters of one percent (.75%) of the total Consideration the Company receives from any third party transaction, excluding third party financing transactions and any Disposition of Undeveloped Assets. With respect to any fiscal year during the Term of the Agreement in which Immunomedics records positive net income (determined by Immunomedics in a manner consistent with GAAP) for the entire fiscal year as audited by Immunomedics’ independent registered public accounting firm, Immunomedics will pay to Dr. Goldenberg a sum equal to one and one-half percent (1.5%) of Immunomedics’ Annual Net Revenue (as defined in Section 4.2(d)) for each such fiscal year (unless Dr. Goldenberg’s employment terminates pursuant to Sections 10(a) or 10(e)), and thereafter throughout the non-competition period (as defined in Section 9(b)); and

(ii) Patent Lifetime Royalty Payments. Immunomedics will pay to Dr. Goldenberg for each full fiscal year of the Company, a sum equal to a percentage of the annual Product Royalties the Company receives each such fiscal year on each of the products for which Dr. Goldenberg is an Inventor, and all products using, related to or derived from products for which Dr. Goldenberg is an Inventor (“Patented Products”), which payments shall continue for each Patented Product for the remaining Life of the Patent covering each Patented Product (collectively “Patent Lifetime Royalty Payments”). The percentage of Product Royalties that Immunomedics will pay to Dr. Goldenberg on each Patented Product will be determined based on the percentage of Product Royalties that Immunomedics must pay to external third parties (any party other than a wholly owned subsidiary of Immunomedics) on each Patented Product, as follows:

(A) One percent (1%) of annual Product Royalties on Patented Products for which the Company pays a Royalty of more than 9.0 % to external third parties;

(B) One and one-half percent (1.5%) of annual Product Royalties on Patented Products for which the Company pays a Royalty of more than 6.0 % through 9.0 % to external third parties;

(C) Two percent (2%) of annual Product Royalties on Patented Products for which the Company pays a Royalty of 6.0 % or less to external third parties.

Patent Lifetime Royalty Payments under Section 4.2(a)(ii) shall be due and owing from Immunomedics to Dr. Goldenberg (or his estate or designated beneficiaries) throughout the Life of each Patent both during his employment with the Company and after his employment terminates, except that Lifetime Royalty Payments shall not be payable in the event an arbitrator or court finds that Dr. Goldenberg committed a material breach of his covenants contained in Section 9. During the Term of Dr. Goldenberg’s employment with Immunomedics only, any quarterly payment of Patent Lifetime Royalty Payments calculated under this Section 4.2(a)(ii) will be paid to Dr. Goldenberg (or his estate or designated beneficiaries) only to the extent that such Patent Lifetime Royalty Payments exceed the quarterly Minimum Payment paid to him pursuant to Section 4.2(c).

(b) Payments Upon Disposition of Undeveloped Assets. In the event the Company, with its Board’s approval, completes a Disposition during the Term of Employment, or within three (3) years thereafter, of any one or more of Immunomedics’ Undeveloped Assets for which Dr. Goldenberg was an Inventor, Immunomedics will pay Dr. Goldenberg a sum equal to at least twenty percent (20%), or more (as determined by the Board), of the Consideration Immunomedics receives from each Disposition, upon receipt; provided, however that no such payment shall be due in the event an arbitrator or court finds that Dr. Goldenberg committed a material breach of his covenants contained in Section 9. Subject to the preceeding conditions, the Company’s obligation to compensate Dr. Goldenberg under this provision, if any, applies to all Dispositions completed within the Term of Employment or within three (3) years thereafter, even if the Company actually receives the Consideration at some time after the three (3) year period elapses.

(c) Minimum Payment. Immunomedics agrees to make a minimum payment of One Hundred Fifty Thousand Dollars ($150,000) to Dr. Goldenberg during each of Immunomedics’ fiscal years during the Term of this Agreement, payable in equal quarterly payments, as an advance against the amounts due to Dr. Goldenberg pursuant to Section 4.2(a) and (b) above. This minimum payment shall be prorated for any partial fiscal year of Immunomedics or partial year of service of Dr. Goldenberg covered by this Section 4.2.

(d) Definitions. As used in this Agreement, the following terms shall have the following meanings:

(i) “Annual Net Revenue” means Immunomedics’ total revenue determined for the fiscal year as determined by GAAP less (i) Consideration received upon Disposition of Undeveloped Assets, (ii) Product Royalties on Patented Products (as defined in Section 4.2(a)(ii)) and (iii) amounts recorded as revenue by Immunomedics during such fiscal year that are related to payments previously paid to Dr. Goldenberg under Section 4.2(a)(i) in any prior period. Further, Annual Net Revenue shall not include (A) net sales of any Acquired Asset, (B) any amounts received as cost reimbursement payments, and (C) any revenue generated from interest or investment income of the Company.

(ii) “Acquired Asset” means any product, technology or business to which Immunomedics acquired the rights from any third party (other than a wholly-owned subsidiary of Immunomedics), or affiliated group of such third parties, for an aggregate consideration in excess of Five Million Dollars ($5,000,000), provided that Immunomedics did not materially contribute to the invention or development of such asset prior to such acquisition. For purposes of this definition, Immunomedics will be deemed to have materially contributed to any product, technology or business which is covered by any Immunomedics’ patent.

(iii) “Consideration” means cash, asset(s) or property, tangible or intangible, which Immunomedics receives directly or indirectly, for a Disposition (the transfer of relevant assets), including but not limited to sales proceeds, license fees and licensing milestones, other milestone payments, up-front fees and sales bonuses. Consideration shall not include: (A) any consideration for or with respect to any Acquired Asset, (B) amounts paid to Immunomedics which clearly are intended to constitute reimbursement of direct out-of-pocket costs incurred by Immunomedics for research, development or preclinical or clinical trials of the product or products which are the subject of the Disposition, regardless of whether paid directly or indirectly, and however labeled, provided such amounts are paid pursuant to an agreement in effect at the time of such payment(s) and (C) any Patent Lifetime Royalty Payments (as defined in Section 4.2(a)(ii)). In calculating the value of Consideration received in a Disposition, Immunomedics will offset the value of any thing of value that it had to grant or provide to the other party in exchange for the Disposition as an express element of the transaction. The parties agree that any dispute with respect to the value of Consideration received in connection with any Disposition or any other dispute arising under this definition shall be submitted to arbitration pursuant to Section 8.

(iv) “Disposition” means any transfer, by way of sale, license or otherwise, to an unaffiliated third party, of any of Immunomedics’ right, title or interest in or to any one or more of its products, technologies, intellectual property, businesses or other assets. Disposition includes any arrangements, whereby, Immunomedics combines with another entity and forms a new entity in which Immunomedics holds any ownership interest and to which Immunomedics transfers, by way of sale, license or otherwise, any of Immunomedics’ right, title or interest in or to any one or more of its products, technologies, intellectual property, or businesses. “Disposition” shall not include a transfer of all or substantially all of the assets or stock of Immunomedics pursuant to a Change in Control (as defined in Section 10(f)) or similar corporate transaction of Immunomedics or to which it is a party.

(v) “Inventor” means a person(s) identified as an inventor of a patented product, formula or idea on the disclosures initially filed in the relevant patent office(s) for such patent.

(vi) “Life of a Patent” means the period beginning the first date on which a patent application is filed in any patent office covering any territory in the world and continuing as long as at least one (1) valid claim of the patent exists in any territory in the world. It is understood that for purposes of this definition, the patent office in which the patent initially is filed is not likely to be located in or covering the same territory in which the last valid patent claim remains, and that the Life of the Patent will cover all time periods between these two events.

(vii) “Product Royalties” means all Consideration designated as a royalty, which Immunomedics receives for the license or use of its technology(ies), products, inventions, patents, or other intellectual property. For purposes of this Agreement, a patent or copyright will be deemed valid in any territory in the world if at least one (1) valid claim of the patent or copyright exists in any territory in the world.

(viii) “Immunomedics” means Immunomedics and all of its direct and indirect subsidiaries or affiliates, including but not limited to IBC.

(ix) “Undeveloped Assets” means any technology, product, agent, intellectual property, business or other asset(s) or product(s) for which, at the time of Disposition, the Board of Directors of Immunomedics and Dr. Goldenberg have mutually determined that Immunomedics (A) is not currently budgeting for development, (B) has not set a time table for development, at a level consistent with the financial support or timetable given to any other major project or technology for which the Company currently is budgeting for either preclinical or clinical development, (C) has not funded with substantial research and development resources, or (D) has not entered Immunomedics’ sponsored Phase I or Phase II clinical trials.

(x) “Code” means the Internal Revenue Code of 1986, as amended.

(e) In Lieu of Other Payments. The Additional Incentive Compensation discussed in Sections 4.2(a)(i) and 4.2(a)(ii) of this Agreement shall be in lieu of all other royalties and percentage payments to which Dr. Goldenberg otherwise previously might have been entitled relative to Undeveloped Assets under the Amended Agreements or otherwise, including but not limited to payments pursuant to the License Agreement or on any other prior agreement between the parties.

(f) Reports and Payments. Within forty-five (45) days after the last day of each of its fiscal quarters (other than the final quarter of each fiscal year), Immunomedics will provide Dr. Goldenberg with a written report that includes a preliminary computation (based upon unaudited financials) of Net Revenue, of Product Royalties, and of royalties on Patented Products (computed for such quarter in the same manner as Annual Net Revenue or annual Product Royalties is to be computed for a fiscal year) and Disposition Payments (if any), and all amounts due to Dr. Goldenberg pursuant to Sections 4.2(a)(i), 4.2(a)(ii), and 4.2(b) with respect to such fiscal quarter. Within ninety (90) days after the last day of each of its fiscal years, Immunomedics will provide Dr. Goldenberg with a report that includes computation of Annual Net Revenue, of annual Product Royalties, of annual royalties on Patented Products, and Disposition Payments (if any) for the entire year and all amounts due with respect to that year (based on audited financials), as adjusted for the minimum payment provided to Dr. Goldenberg pursuant to Section 4.2(b) above.

Immunomedics will pay or transfer to Dr. Goldenberg any participation in Consideration to which he is entitled pursuant to Section 4.2(b) above within fifteen (15) calendar days following receipt of such Consideration by Immunomedics, regardless of how the Company may record the receipt of such Consideration for other accounting purposes. Immunomedics will provide such documentation as Dr. Goldenberg deems reasonably necessary to verify the Company’s calculations of the payments due to Dr. Goldenberg pursuant to Section 4.2(b). At least once during each fiscal year,

Dr. Goldenberg shall have the right to obtain access to Immunomedics sales and accounting books and records, and other documents Dr. Goldenberg deems reasonably necessary to confirm Immunomedics’ compliance with its obligations under this Agreement.

5. Vacation and Fringe Benefits.

(a) Vacation. Dr. Goldenberg shall be entitled to a total of six (6) weeks paid vacation during each Contract Year throughout the Term of this Agreement. Vacation benefits are subject to all other terms and conditions of Immunomedics’ standard vacation policies including but not limited to those relating to accrual of vacation time.

(b) Expenses. It is understood that Dr. Goldenberg will incur reasonable and necessary expenses in connection with his employment and Immunomedics will reimburse Dr. Goldenberg for any such expenses in accordance with policies and limits as adopted by the Board.

(c) Employee Benefit Plans. In addition to the benefits expressly mentioned in this Agreement, Dr. Goldenberg shall receive all of the employment-related benefits established by the Board for executive officers and such additional benefits as the Board may award to him from time to time. For purposes of this Agreement, employment-related benefits shall include, without limitation, participation in all employee welfare benefit plans and employee pension benefit plans (as those terms are defined in the Employee Retirement Income Security Act of 1974, as amended), which Immunomedics may maintain from time to time during the Term of Employment.

(d) Life Insurance Policies. Immunomedics agrees to continue to pay the premium cost of life insurance policies on the life of Dr. Goldenberg, based on the list of insurance policies attached to this Agreement as Exhibit A. Immunomedics recognizes and agrees that these specific policies may be succeeded by comparable policies during the Term of this Agreement. The Company’s obligations under this Section shall apply both to current policies and any succeeding policies; provided that any succeeding policies are comparable or more beneficial to Dr. Goldenberg and the Company in terms of scope, terms and premium costs. The parties agree that the Compensation Committee of the Board of Directors of Immunomedics shall be notified in advance of any significant change to the listed insurance policies. The parties agree to update the list of life insurance policies on Exhibit A on a timely basis in the event any policies change. The parties further recognize and agree that some of these policies will be for the benefit of the Company, some will be for the benefit of Dr. Goldenberg (or his beneficiaries), and some, such as split-dollar life insurance policies, will offer some benefit to both parties.

6. Research Contracts or Grants. During the Term of this Agreement, Dr. Goldenberg occasionally may apply for research contracts for which he would be named as principal research scientist or investigator. In such event, Dr. Goldenberg shall:

(a) Deliver copies of such applications to Immunomedics prior to submission to the grantor or other contract entity.

(b) Make such changes to application as Immunomedics may reasonably request.

(c) Submit such application naming Immunomedics as grantee or contract beneficiary.

(d) Allow a mutually acceptable representative of Immunomedics to be present and participate in all negotiations related to the proposed contract. All such contracts shall be subject to any internal approval process the Board may establish.

The provisions of this Section 6 shall not be applicable with respect to any research contracts for which Dr. Goldenberg may apply on behalf of the Center.

7. Prior Inventions and Discoveries.

(a) Discoveries. In exchange for Immunomedics’ agreement to provide the Additional Incentive Compensation detailed in Sections 4.2(a)(i), 4.2(a)(ii) and 4.2(b) of this Agreement, Dr. Goldenberg agrees to forego any right to any additional compensation or consideration he otherwise would have the right to receive based on any ownership or interest he has in any and all ideas, inventions, improvements, discoveries, developments, products, compounds, compositions, apparatus, methods, formulae, processes, applications or uses that he made or conceived (solely or jointly with another or others or by material contribution thereto in the course of his significant involvement in the direction of Immunomedics’ research and technology programs) during the Term of Employment (collectively “Discoveries”). Dr. Goldenberg acknowledges that any interest he has or had in such Discoveries shall be the sole and exclusive property of Immunomedics, subject to any other applicable provisions of this Agreement or any other agreements between the parties.

(i) Notwithstanding this provision, Immunomedics acknowledges that it does not have any interest in any Discoveries that Dr. Goldenberg made/makes or conceived/conceives (solely or jointly with another or others or by material contribution thereto in the course of any significant involvement in the direction of the Center’s research and technology programs) related to research performed by or for the Center in the course of his duties for the Center (“Center Discoveries”), and with respect to which Dr. Goldenberg has no individual retained interest other than a royalty interest, and regardless of whether Immunomedics also may have an interest in the subject of such research. Dr. Goldenberg shall retain any royalty interest he may have in any Center Discoveries. Immunomedics’ ownership rights in and to any Discovery made or conceived by Dr. Goldenberg (solely or jointly with another or others or by material contribution thereto) in the course of any significant involvement by Dr. Goldenberg in the research or other activities of IBC, shall be only as may be expressly provided in any license, proprietary rights or other equivalent existing or future agreement that may exist between Immunomedics and IBC.

(ii) Notwithstanding this provision (Section 7(a)), Immunomedics further acknowledges that it does not have any interest in any Discoveries (patented or unpatented) that Dr. Goldenberg made/makes or conceived/conceives (solely or jointly with another or others or by material contribution thereto), which are related to research performed by Dr. Goldenberg independent of his duties and responsibilities for Immunomedics or the Center, provided that such Discoveries do not involve or relate to any technologies, research, or products being produced or developed by Immunomedics or by the Center, and provided that neither Immunomedics nor the Center made any material contribution to such Discoveries.

(b) Disclosures. Dr. Goldenberg acknowledges and agrees that he has provided Immunomedics with relevant information regarding all Discoveries covered under this Agreement. Dr. Goldenberg further agrees to provide Immunomedics with relevant information regarding any new Discoveries he might make at any time during the Term of this Agreement and to comply with his fiduciary duties to Immunomedics.

(c) Cooperation of Dr. Goldenberg. Both during and following the Term of Employment, upon the request of Immunomedics, Dr. Goldenberg shall execute and deliver any documents and give all reasonable assistance which may be essential or desirable to secure to, assign and vest in Immunomedics the sole and exclusive right, title and interest in and to all Discoveries and other intellectual property. Such reasonable assistance may include but not be limited to the execution and delivery of patent applications, assignments, affidavits, priority claims and other documents that Immunomedics, in its sole discretion, may determine are essential or desirable to obtain, maintain and/or defend such patents and to secure to and vest all appropriate rights in Immunomedics. In addition, Dr. Goldenberg agrees that during and following the Term of Employment, at the request of Immunomedics, he generally will cooperate, appear and give evidence in any meetings or proceedings which may arise in connection with Immunomedics’ efforts to secure, assign and vest for the Company the sole and exclusive right, title and interest in and to all Discoveries and other intellectual property. Immunomedics agrees to reimburse Dr. Goldenberg for all reasonable expenses he incurs in providing such cooperation to Immunomedics. For purposes of this section, reasonable expenses may include but not be limited to travel costs, out of pocket expenses, and any loss of salary or wages from another employer (if Dr. Goldenberg no longer is employed by Immunomedics). Any legal proceedings in connection with such matter shall be conducted by attorneys chosen and paid by Immunomedics. Correspondingly, Immunomedics will provide all reciprocal support and reasonable assistance to Dr. Goldenberg that he may require to perfect his interest in any patent or Discovery, consistent with the terms of this Agreement.

(d) Dispute Resolution. In the event that a dispute should arise regarding whether any Discoveries are the property of Immunomedics, or belong to the Center, if the relevant parties are not able to reach agreement, they shall submit the dispute to final and binding arbitration pursuant to Section 8 of this Agreement.

8. Arbitration. All disputes arising under this Agreement, other than actions to enforce the restrictions detailed in Section 9, or as otherwise expressly stated in this Agreement, shall be subject to final and binding arbitration between the parties. Such arbitration shall be submitted to a single arbitrator selected by mutual agreement of the parties, and shall be conducted at a mutually agreeable site located within a ten (10) mile radius of Immunomedics’ principal office in Morris Plains, New Jersey. All arbitration proceedings shall be conducted pursuant to the American Arbitration Association Rules for Employment Disputes.

9. Restrictive Covenants.

(a) Confidentiality. Dr. Goldenberg agrees that his services to Immunomedics were and are of a special, unique and extraordinary character, and that his position places him in a position of confidence and trust with Immunomedics’ customers and employees. Dr. Goldenberg also recognizes that his position with Immunomedics gives him substantial access to Confidential Information (as defined below), the disclosure of which to competitors of Immunomedics would cause Immunomedics to suffer substantial and irreparable damage. Therefore, Dr. Goldenberg recognizes that it is in Immunomedics’ legitimate business interest to restrict Dr. Goldenberg’s use of Confidential Information for any purposes other than the discharge of his employment duties at Immunomedics, and to limit any potential appropriation of Confidential Information by Dr. Goldenberg for the benefit of Immunomedics’ competitors and to the detriment of Immunomedics. Accordingly, Dr. Goldenberg agrees as follows:

(i) Throughout the Term of this Agreement and at all times thereafter, Dr. Goldenberg will not at any time reveal to any person or entity any of the trade secrets or confidential information of Immunomedics, or of any third party, which Immunomedics is under an obligation to keep confidential (including but not limited to trade secrets and non-public information regarding inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, intellectual property, plans and proposals) (“Confidential Information”), except as may be required in the ordinary course of performing Dr. Goldenberg’s duties as an employee of Immunomedics or for the benefit of Immunomedics, with the Company’s knowledge and consent. Dr. Goldenberg will keep secret all matters entrusted to him and not use or attempt to use any Confidential Information in any manner which may injure or cause direct or indirect loss to Immunomedics.

(ii) Confidential Information shall not include (and the above restrictions shall not apply to): (A) information that at the time of disclosure is in the public domain through no fault of Dr. Goldenberg; (B) information Dr. Goldenberg receives from a third party outside of Immunomedics that was disclosed without a breach of any confidentiality obligation; (C) information approved for release by written authorization of Immunomedics; or (D) information that may be required by law or an order of any court, agency or proceeding to be disclosed. In the event that Dr. Goldenberg is requested or required by law or an order of any court, agency or proceeding to disclose Confidential Information, Dr. Goldenberg will provide Immunomedics with prompt notice of such request so that Immunomedics may timely seek an appropriate protective order or waive Dr. Goldenberg’s confidentiality obligations under this Agreement. Dr. Goldenberg will provide reasonable assistance to Immunomedics in the event the Company notifies him that it intends to seek to obtain an appropriate protective order. If Dr. Goldenberg gives such notice to Immunomedics, but does not receive timely notice of either a protective order or a waiver from the Company and, in the written or oral opinion of his legal counsel (the reasonable fee for which opinion shall be paid or reimbursed by Immunomedics), Dr. Goldenberg is compelled to disclose Confidential Information or face liability for contempt or other censure or penalty, then Dr. Goldenberg may disclose such Confidential Information to the extent so required, without violating this provision or incurring any liability under the Agreement.

(iii) Return of Company Property. Dr. Goldenberg agrees that upon the termination of his employment with Immunomedics, regardless of the timing or reason for termination, he will not take or retain, without written authorization, any documents, files or other property of Immunomedics. Except as provided in this Agreement, Dr. Goldenberg will return promptly to Immunomedics any such documents, files or property in his possession or custody, including any copies thereof maintained in any medium or format. Dr. Goldenberg recognizes that all documents, files and property containing Confidential Information which he has received and will receive from Immunomedics, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials are for the exclusive use of Immunomedics and its employees while working on behalf of Immunomedics, and that Dr. Goldenberg has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of his employment.

Notwithstanding this provision, Immunomedics acknowledges and agrees that Dr. Goldenberg may retain all working documents that he determines he may need with regard to any patent(s) he is preparing for filing, pursuing, or prosecuting on behalf of Immunomedics. Immunomedics further acknowledges and agrees that any materials created prior to Dr. Goldenberg’s employment by Immunomedics, and any materials created in connection with his employment with the Center or IBC (“Non-proprietary Materials”) are not the property of Immunomedics, and all materials that are generally available to the public and/or in the public domain (“Public Materials”), are not the exclusive property of Immunomedics. Immunomedics further agrees that Dr. Goldenberg may retain possession of all Non-Proprietary Materials and may retain copies of all Public Materials, at all times following the end of his employment.

(b) Non-Competition. Throughout the Term of Employment and for a period of three (3) years thereafter, Dr. Goldenberg will not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in the United States or Canada which competes with Immunomedics. The foregoing prohibition shall not prevent Dr. Goldenberg’s employment or engagement following his Term of Employment, with any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the products being researched, developed, manufactured, or marketed by Immunomedics during the Term of Employment. Dr. Goldenberg shall be permitted to own securities of a public company not in excess of five percent (5%) of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent (5%) of any class of such securities, and to own any amount of interest in the Center, Immunomedics, and/or in IBC (or a subsidiary or affiliate of same), and such ownership taken alone shall not be considered to be in competition with Immunomedics or a violation of this Agreement.

(c) Non-Solicitation. Throughout the Term of Employment and for a period of three (3) years thereafter, Dr. Goldenberg agrees that he will not:

(i) directly or indirectly solicit, entice or induce any Immunomedics’ customer to become a customer of any other person, firm or corporation with respect to products then sold or under development by Immunomedics, or to cease doing business with Immunomedics, and Dr. Goldenberg shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

(ii) directly or indirectly solicit or recruit any employee of Immunomedics to work for a third party other than Immunomedics (excluding the Center and excluding newspaper or similar print or electronic solicitations of general circulation); provided, however, that the otherwise applicable non-solicitation period shall not be reduced in the event of Dr. Goldenberg’s termination for Cause or the cessation of Severance Payments as a result of Dr. Goldenberg’s violation of his obligations under this Section 9.

(d) Enforcement.

(i) Dr. Goldenberg acknowledges and agrees that the type and periods of restrictions imposed in this Section 9 of this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of Immunomedics, rather than to prevent Dr. Goldenberg from earning a livelihood. Dr. Goldenberg recognizes that Immunomedics competes worldwide, and that his access to Confidential Information makes it necessary for Immunomedics to restrict his post-employment activities in any market in which Immunomedics competes, and in which his access to Confidential Information and other proprietary information could be used to the detriment of Immunomedics.

(ii) Injunctive Relief. Dr. Goldenberg acknowledges and agrees that if he breaches any of the covenants, restrictions and agreements contained in this Section 9, Immunomedics will suffer irreparable loss and injury, and that damages arising out of such a breach may be difficult to ascertain. Therefore, Dr. Goldenberg agrees that, in addition to all other remedies provided at law or at equity, Immunomedics shall be entitled to have the covenants, restrictions and agreements contained in this Section 9 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders) by any state or federal court in the State of New Jersey having equity jurisdiction and Dr. Goldenberg agrees to be subject to the jurisdiction of such court.

(iii) Monetary Relief. In addition to its right to seek an injunction, in the event Dr. Goldenberg breaches any provision of this Section 9, Immunomedics also shall have the right to pursue monetary damages against Dr. Goldenberg for such breach.

(iv) If either party fails to take action to remedy any breach of this Agreement or any portion of this Agreement by the other party, such inaction shall not operate or be construed as a waiver of any subsequent breach by either party of the same or any other provision, agreement or covenant.

(v) Dr. Goldenberg acknowledges and agrees that the payments and benefits to be provided to him under this Agreement are provided, in part, as consideration for the covenants in this Section 9.

(vi) In the event that any court of competent jurisdiction or any arbitration determines that any restriction contained in this Agreement is overly broad with respect to scope, time or geographical coverage, the parties agree that such restriction(s) may be modified and narrowed, either by a court, arbitrator, or by Immunomedics only to the extent necessary to make this provision enforceable, and that such determination will not affect the enforceability of any other provision of this Agreement.

(e) Exclusions Relating to the Center. Immunomedics and Dr. Goldenberg agree that any work that Dr. Goldenberg performs for or on behalf of the Center and/or any of its affiliates, and any documents or other confidential information or materials developed, assembled, or received while performing such work, are not subject to the provisions of this Section 9, and that any such work will not constitute a violation of the terms of this Agreement.

10. Termination. Notwithstanding the provisions of Section 2 above, the employment of Dr. Goldenberg shall terminate upon the happening of any of the following events:

(a) The death of Dr. Goldenberg.

(b) Immunomedics and Dr. Goldenberg mutually agree to terminate this Agreement.

(c) At Immunomedics’ option, if Dr. Goldenberg suffers a Permanent Disability. For purposes of this Agreement, Dr. Goldenberg shall be deemed to have incurred a “Permanent Disability” if, by reason of his physical or mental medical condition, as determined by a physician jointly designated by Immunomedics and Dr. Goldenberg, he is unable to perform his duties under this Agreement for a period of (i) 180 consecutive days, or (ii) 245 days in any 365 consecutive days period. Dr. Goldenberg will not be deemed Permanently Disabled if he submits a written opinion by a physician designated by or reasonably satisfactory to Immunomedics stating that Dr. Goldenberg will be able to resume continuous full-time performance of his obligations under this Agreement within 365 days following the commencement of such disability and Dr. Goldenberg actually returns to full-time work within the same 365 day period. In the event Dr. Goldenberg and Immunomedics cannot agree upon a physician to determine whether Dr. Goldenberg is suffering a Permanent Disability, they each may select a physician and the two physicians so selected will jointly select a third physician, who will examine Dr. Goldenberg to determine whether he is suffering a Permanent Disability, and will provide a written report of his/her conclusions all parties.

(d) By Dr. Goldenberg, for Good Reason, following written notice and thirty (30) days opportunity to cure, if Immunomedics materially breaches any provision of this Agreement, or any provision of any other agreement referenced herein and incorporated by reference;

(e) By the Company, for “Good Cause,” which means:

(i) Dr. Goldenberg commits continued, knowing and intentional neglect, substantial nonperformance or a demonstrated continuing inability to perform his obligations under this Agreement (other than due to physical or mental disability) and Immunomedics provides him with written notice of such deficiencies and ninety (90) days to correct such deficiencies; or

(ii) An arbitrator or a court finds that Dr. Goldenberg committed an act of fraud or dishonesty related to the performance of duties under this Agreement; or

(iii) Dr. Goldenberg commits any material breach of any of the provisions of this Agreement other than those covered under Sections 10(e)(i) or 10(e)(ii), and fails to cure such breach within ninety (90) days after receiving written notice from Immunomedics of such breach.

(f) By Dr. Goldenberg upon ninety (90) days prior written notice to Immunomedics or its successor, following the second anniversary of a Change in Control of Immunomedics. For purposes of this Agreement, a Change of Control of Immunomedics is defined as:

(i) A merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in consort, other than a sale, transfer or disposition to an entity of at least fifty percent (50%) of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such transaction;

(iii) Any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders; or

(iv) A change in the composition of the Board over a period of thirty-six (36) consecutive months or less, whereby, a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who continually served from the beginning of such period and who were still in office at the time the Board approved such election or nomination;

(v) The liquidation or winding up of the Company’s business;

(vi) Any other transaction or event which constitutes a “change in control” for purposes of the Company’s 2006 Stock Incentive Plan;

(vii) Any event or transaction that a majority of the Incumbent (then-current) Directors who are “independent directors” (as such term is defined under the Marketplace Rules of the National Association of Securities Dealers, Inc.) determine to be a “Change of Control.”

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the same persons who held the Company’s securities immediately before such transaction.

(g) Except as provided in Sections 10(a), 10(c) or 10(e)(ii), with respect to death, Permanent Disability and fraud/dishonesty, respectively, termination by either party hereunder shall be effective upon the effective date of notice of such termination by the terminating party to the other party specifying the reasons, if any, for such termination.

11. Decisions and Determinations of the Board. Neither Dr. Goldenberg nor any of his affiliates shall participate in any decision by the Board, or any Board committee, which affects any of his rights or obligations under this Agreement. Except as otherwise expressly provided in this Agreement, all actions of the Board provided for in this Agreement, including but not limited to determinations, consents and approvals, shall be in the Board’s sole and uncontrolled discretion.

12. Cooperation with Immunomedics After Expiration or Termination. Following the end of the Term of Employment, regardless of timing or cause, Dr. Goldenberg will cooperate fully with Immunomedics in all matters relating to the winding up of work on behalf of Immunomedics and the orderly transfer of any pending work to other employees of Immunomedics. Dr. Goldenberg agrees to be available and to provide services on a full-time or part-time basis, as Immunomedics may request, during the first thirty (30) calendar days following the end of his employment. In consideration for the Patent Lifetime Royalty Payments set out in Section 4.2(a)(ii) of this Agreement, Dr. Goldenberg specifically agrees to provide to Immunomedics all assistance reasonably necessary to assist Immunomedics in defending and prosecuting any patents in force. This obligation will continue for the life of the patent, provided Dr. Goldenberg is medically able to provide such assistance. Nothing herein shall limit Immunomedics’ obligation to pay, and Dr. Goldenberg’s or his estate’s right to receive, the Additional Incentive Compensation, Patent Lifetime Royalty Payments and Disposition Payments under Sections 4.2(a)(ii) and 4.2(b) of this Agreement, for the specified periods or throughout the Life of the Patents, as the case may be.

13. Payment and Benefits on Termination or Expiration.

(a) Disability and Death. Immunomedics, with the full cooperation of Dr. Goldenberg, shall acquire and provide for life insurance for Dr. Goldenberg as required under Section 5(d) and Exhibit A of this Agreement. Such insurance shall remain in full force and effect (i) for the Term of this Agreement and (ii) for three (3) years after the Term of this Agreement, unless Dr. Goldenberg initiates early termination other than for Good Reason (as defined in Section 10(d) or 10(f)), or Immunomedics initiates early termination for Good Cause (as defined in Section 10(e)).

(b) Guaranteed Payments. Upon the termination of Dr. Goldenberg’s employment, regardless of the reason or timing of the termination, Immunomedics will make payment to Dr. Goldenberg for all annual Base Salary, Bonus, Minimum Payments, and Additional Incentive Compensation earned through the date of termination, any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company (including but not limited to earned but unused vacation), and will continue all payments pursuant to Section 4.2(a)(ii) and 4.2(b) for the time periods provided in those sections of this Agreement (collectively, “Guaranteed Payments”). There are no preconditions to Immunomedics’ obligation to pay, and to Dr. Goldenberg’s right to receive, Guaranteed Payments under this Section 13(b) of this Agreement.

(c) Severance

(i) If Dr. Goldenberg’s employment terminates pursuant to Section 10(a) (death), in addition to receiving the Guaranteed Payments, his estate will receive a Severance Payment equal to the amount of the annual Bonus, if any, (pursuant to Section 4.1(b)) payable for the fiscal year in which the termination occurs (prorated to reflect Dr. Goldenberg’s actual period of service during such fiscal year).

(ii) If Dr. Goldenberg’s employment terminates by mutual agreement of the parties pursuant to Section 10(b) (mutual agreement), 10(c) (permanent disability) or pursuant to expiration or non-renewal as set forth in Section 2, in addition to receiving the Guaranteed Payments, Dr. Goldenberg will receive payment for the annual Bonus, if any, (pursuant to Section 4.1(b)) payable for the fiscal year in which the termination occurs (prorated to reflect Dr. Goldenberg’s actual period of service during such fiscal year), and any other benefits or payments to which the parties may agree.

(iii) If Dr. Goldenberg’s employment terminates for Good Cause pursuant to Section 10(e), the only post-termination payment or benefit he will receive is the Guaranteed Payments.

(iv) If Immunomedics terminates Dr. Goldenberg’s employment without Good Cause (as defined in Section 10(e), or if Dr. Goldenberg terminates his employment for Good Reason pursuant to Section 10(d), in addition to the Guaranteed Payments, Immunomedics will pay Dr. Goldenberg Severance payments in an amount equal to his Total Annual Compensation (as such exists as of the date of termination), paid or provided for the remaining balance of the Term of this Agreement plus an additional lump sum amount equal to two times (2x) his Total Annual Compensation (as such exists as of the date of termination). “Total Annual Compensation” shall include all cash payments due to Dr. Goldenberg for the applicable Contract Year as set out in Sections 4.1(a) and (b), 4.2(a)(i), and 4.2(c), but shall not include payments provided pursuant to Sections 4.2(a)(ii) and 4.2(b) (which shall continue pursuant to the terms of those Sections).

(A) In the event Dr. Goldenberg’s employment terminates as provided in Section 13(c)(iv), for the balance of the Term of this Agreement and for a period of two (2) years following the end of the Term of this Agreement (the “Severance Period”), the Company will continue to provide to Dr. Goldenberg all of the benefits of his employment, as if he remained employed, as set as in Sections 4.1(c), 5(b), 5(c) and 5(d), including paying the monthly medical, dental and other insurance costs for Dr. Goldenberg and any eligible dependent(s) (less any required employee payments calculated as if Dr. Goldenberg had continued to be an employee), and all other employee benefits pursuant to Section 5(c) and all life insurance policies pursuant to Section 5(d) and Exhibit A. Following the end of the Severance Period, Dr. Goldenberg will be eligible for benefit continuation for the maximum time period allowed under COBRA. Dr. Goldenberg acknowledges that COBRA benefit continuation requires him to elect to continue medical coverage under COBRA, which election shall be according to the terms of the Company’s applicable medical plan for the period permitted under such plan. Throughout the Severance Period, Immunomedics also will pay for the reasonable cost of an office and secretarial support for Dr. Goldenberg, and all reasonable expenses to set up and maintain such office (including telephone, fax and Internet access, office supplies and equipment, furniture, etc.), at a reasonable location of Dr. Goldenberg’s choice.

(v) If Dr. Goldenberg terminates his employment following a Change in Control pursuant to Section 10(f), in addition to the Guaranteed Payments, Immunomedics will pay Dr. Goldenberg a Severance payment in an amount equal to a lump sum amount equal to three times (3x) his Total Annual Compensation, as previously defined above, (as such exists as of the date of termination).

(A) In the event Dr. Goldenberg’s employment terminates as provided in Section 13(c)(v), for the balance of the Term of this Agreement and for or a period of three (3) years following the end of the Term of this Agreement (the “Enhanced Severance Period”), the Company or its successor, as the case may be, will continue to provide to Dr. Goldenberg all of the benefits of his employment, as if he remained employed, as set out in Sections 4.1(c), 5(b), 5(c) and 5(d), including paying the monthly medical, dental and other insurance costs for Dr. Goldenberg and any eligible dependent(s) (less any required employee payments calculated as if Dr. Goldenberg had continued to be an employee), and all other employee benefits pursuant to Section 5(c) and all life insurance policies pursuant to Section 5(d) and Exhibit A. Following the end of the Enhanced Severance Period, Dr. Goldenberg will be eligible for benefit continuation for the maximum time period allowed under COBRA. Dr. Goldenberg acknowledges that COBRA benefit continuation requires him to elect to continue medical coverage under COBRA, which election shall be according to the terms of the Company’s applicable medical plan for the period permitted under such plan. Throughout the Enhanced Severance Period, Immunomedics also will pay for the reasonable cost of an office and secretarial support for Dr. Goldenberg, and all reasonable expenses to set up and maintain such office (including telephone, fax and Internet access, office supplies and equipment, furniture, etc.), at a reasonable location of Dr. Goldenberg’s choice.

(d) In the event Dr. Goldenberg should expire during either Severance Period, Immunomedics will continue to make all Severance Cash Payments to his estate through the end of the Severance Period, continue to pay the costs of all insurance for Dr. Goldenberg’s eligible dependents, and will continue to pay all Patent Lifetime Royalty Payments under Section 4.2(a)(ii) for the Life of each Patent.

(e) Specific Issues in the Event of a Change in Control (regardless of whether Dr. Goldenberg terminates his employment):

(i) Notwithstanding any provision to the contrary in the Company’s 2006 Stock Incentive Plan or any applicable plan, program or agreement, upon the occurrence of a Change of Control, all stock options, restricted stock and other equity rights held by Dr. Goldenberg will become fully vested and/or exercisable, as the case may be, on the date on which the Change in Control occurs, and all stock options held by Dr. Goldenberg shall remain exercisable, notwithstanding anything in any other agreement governing such options, for a period of twenty-four (24) months following the end of the remaining balance of the Term of the Agreement; provided, however, that in no event will the option be exercisable (a) beyond its original term; or (b) beyond the extension period permitted under Section 409A of the Code.

(ii) Notwithstanding any provision to the contrary in any applicable plan, program or agreement providing for supplemental retirement benefits or deferred compensation, upon the occurrence of a Change of Control, Dr. Goldenberg’s accrued benefit under such plans, programs or agreements shall become fully vested on the date on which the Change in Control occurs, and shall be immediately payable on Dr. Goldenberg’s date of termination, unless Dr. Goldenberg has made a valid election under such plan, program or agreement to defer payment of such accrued benefits.

(iii) Increase in Payments Upon a Change of Control.

(A) Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Dr. Goldenberg, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall pay to Dr. Goldenberg an additional amount (the “Gross-Up Payment”) such that the net amount retained by Dr. Goldenberg after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless Dr. Goldenberg specifies that other rates apply, Dr. Goldenberg shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the

Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Dr. Goldenberg’s residence on his termination date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(B) All determinations to be made under this Section shall be made by the Company’s independent public accountant immediately prior to the Change of Control or by another independent public accounting firm mutually selected by the Company and Dr. Goldenberg before the date of the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Dr. Goldenberg within 20 days after Dr. Goldenberg’s termination date. Any such determination by the Accounting Firm shall be binding upon the Company and Dr. Goldenberg.

(C) The Company shall pay the Gross-Up Payment as and when the related excise tax under section 4999 of the Code (“Excise Tax”) is incurred. The Gross-Up Payment shall be paid in accordance with Section 409A of the Code, to the extent applicable. If required in order to comply with Section 409A of the Code, (i) the Gross-Up Payment attributable to Payments other than severance compensation shall be paid in a lump sum payment upon the closing of the Change of Control, subject to Section 19(c) of this Agreement, if applicable, and (ii) the Gross-Up Payment attributable to severance compensation shall be paid in a lump sum payment on the first day on which severance compensation is paid. If the amount of a Gross-Up Payment cannot be fully determined by the date on which the applicable portion of the Payment becomes subject to the Excise Tax (“Payment Date”), the Company shall pay to Dr. Goldenberg by the Payment Date an estimate of such Gross-Up Payment, as determined by the Accounting Firm, and the Company shall pay to Dr. Goldenberg the remainder of such Gross-Up Payment (if any) as soon as the amount can be determined, but in no event later than 20 days after the Payment Date.

(D) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

(f) Required Postponement for Specified Executives.

(i) If Dr. Goldenberg is considered a Specified Executive (as defined below) and payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A, and the accumulated postponed amounts, with accrued interest as described below, shall be paid in a lump sum payment within five days after the end of the six month period. If Dr. Goldenberg dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A, with accrued interest as described in subsection (b) below, shall be paid to the personal representative of Dr. Goldenberg’s estate within 60 days after the date of Dr. Goldenberg’s death.

(ii) If payment of any amounts under this Agreement is required to be delayed pursuant to section 409A of the Code, the Company shall pay interest on the postponed payments from the date on which the amounts otherwise would have been paid to the date on which such amounts are paid at an annual rate equal to the rate published in the Wall Street Journal as the “prime rate” as of Dr. Goldenberg’s date of termination.

(iii) The term “Specified Executive” means an employee who, at any time during the 12-month period ending on the identification date (defined below), is (i) an officer of the Company or a member of its controlled group (as determined for purposes of section 416(i) of the Code) who has annual compensation greater than $135,000 (or such other amount as may be in effect under Section 416(i)(1) of the Code), (ii) a 5% owner of the Company or (iii) a 1% owner of the Company who has annual compensation greater than $150,000. The identification date shall be each December 31, and the determination of Specified Executives as of such identification date shall apply for the 12-month period following April 1 after the identification date. The determination of Specified Executives, including the number and identity of persons considered officers, shall be made by the Company in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

(g) Required Release. As a condition to receiving any Severance Payments under this Section (other than Guaranteed Payments, which are not subject this condition), Immunomedics may require Dr. Goldenberg to execute a written release of any and all claims against the Company and all related parties with respect to all matters arising out of Dr. Goldenberg’s employment by the Company, or the termination thereof (the “Release”) in a form provided by the Company but acceptable to Dr. Goldenberg. The Company will not start making any Severance payments under this Section (other than Guaranteed Payments) unless Dr. Goldenberg signs a written release and does not revoke his consent to the release within seven (7) days after submitting to the Company.

14. Legal Costs. Immunomedics shall reimburse to Dr. Goldenberg, or directly pay to Dr. Goldenberg’s attorneys, the reasonable fees and disbursements incurred by him for the negotiation and preparation of this Agreement, up to Thirty-Five Thousand Dollars ($35,000).

15. Parties in Interest. This Agreement is personal in nature and no party to this Agreement may assign or transfer this Agreement or any rights or obligations hereunder, without the first obtaining the express written consent of the other party.

16. Notices. All notices, proposals, submissions, offers, approvals, agreements, elections, consents, acceptances, waivers, reports, plans, requests, instructions, options or other exercise of rights, and other communications required or permitted to be made or given hereunder (all of the foregoing hereinafter collectively referred to as “communications”) shall be in writing, signed by or on behalf of the notifying party, and shall be deemed to have been duly made or given when (i) delivered personally with receipt acknowledged, (ii) sent by registered or certified mail or equivalent, return receipt requested, (iii) sent by facsimile or (iv) sent by recognized overnight courier for delivery within 48 hours, in each case addressed or sent to the parties at the following addresses or facsimile numbers or to such other or additional address or facsimile number as any party shall hereafter specify by Communication to the other parties:

To:	Immunomedics, Inc.
300 American Road
Morris Plains, New Jersey 07950

Attn: Chief Executive Officer and Corporate Secretary
Fax #: (973) 605-8282

with a copy to:	Andrew P. Gilbert, Esq.
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540-6241
Fax #: (609) 919-6701

To:	Dr. David M. Goldenberg

with a copy to:	Douglas S. Zucker, Esq.
Schenck, Price, Smith & King, LLP
P.O. Box 905
10 Washington Street
Morristown, New Jersey 07963-0905
Fax #: (973) 540-7300

or to the appropriate attorney of record for Immunomedics or Dr. Goldenberg, respectively. Notice of change of address shall be deemed given when actually received or upon refusal to accept delivery thereof; all other communications shall be deemed to have been given, received and dated on the earliest of: (1) when actually received or upon refusal to accept delivery thereof, (ii) on the date when delivered personally, (iii) one (1) day after being sent by facsimile or telex, (iv) 48 hours after being sent by overnight courier and (v) three (3) business days after mailing.

17. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to the principles of conflict of laws.

(a) Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable.

18. Captions; Word Meanings. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of this Agreement or any provision hereof. The words “hereby”, “herein”, “hereinabove”, “hereinafter”, “hereof” and “hereunder”, when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, the conjunctive shall include the disjunctive and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

19. Miscellaneous.

(a) Proration. Wherever in this Agreement there is provision for proration of Annual Net Sales or any other calculation for any partial fiscal year, such proration shall be effected by multiplying the total Annual Net Sales or other annualized figure as the case may be, by a fraction, the numerator of which shall be the actual number of days included in such partial fiscal year and the denominator of which shall be 365.

(b) Offsets. Wherever provision is made in this Agreement for the payment of any amounts by one party hereto to another, such amounts either may be paid directly by the party obligated to make the payments to the other party or, at the option of the party obligated to make such payments and with the consent of the other party, the obligated party may offset the amounts it is obligated to pay against all or part of any amounts owed that the other party is obligated to pay the first party, pursuant to or in connection with this Agreement.

20. Binding Effect. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties, their respective legal representatives, heirs, successors and permitted assigns.

21. Entire Agreement. This Agreement, together with the documents specifically referenced herein, each of which is incorporated by reference and be governed by the provisions of this Agreement constitutes the entire agreement between the parties. This Agreement supersedes and replaces the Initial Agreement, the Amended Agreements, and any other prior agreement or understandings between Dr. Goldenberg and Immunomedics on any subject covered by this Agreement. This Agreement may not be modified or amended in any manner other than in writing executed by or on behalf of both parties on a date subsequent to the date of this Agreement.

22. Severability. If an arbitrator or court of competent jurisdiction should determine that any provision of this Agreement is overly broad in scope or duration, prohibited or unenforceable, the parties may meet and attempt to reach agreement on a mutually acceptable modification that would be enforceable. If the parties cannot reach agreement on a modification within a reasonable time period, the arbitrator or court shall have the authority to modify that portion of the Agreement only to the minimal extent possible to make it legally enforceable, and the balance of the Agreement shall remain in force without regard for the prohibited portion.

23. Survival of Provisions. The provisions of Sections 4.1, 4.2, 5, 7, 8 through 13, 15, 16, 17, 19, 22 and 23 of this Agreement, and the provisions of any agreement incorporated by reference herein, shall survive expiration of the term or termination of employment for any reason.

24. Counterparts. This Agreement is written in the English language and may be executed in any number of English language counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

Attest:	IMMUNOMEDICS, INC.
(“Immunomedics”)

/s/ Philis Parker	By:	/s/ Gerard G. Gorman
Secretary	Title:	Senior Vice President, Business Development and Chief Financial Officer

Witness:

/s/ Jane De Grezia	/s/ David M. Goldenberg
Dr. David M. Goldenberg
(“Dr. Goldenberg”)

39